EXHIBIT 99.1
RBI and CPE Announce Joint Venture to Reignite Growth at Burger King® in China
CPE to invest $350 million of primary capital to grow Burger King China to over 4,000 restaurants by 2035
Accelerated development at Burger King China reinforces RBI’s path to 5%+ Net Restaurant Growth

MIAMI – November 10, 2025 – Restaurant Brands International Inc. (NYSE: QSR) (TSX: QSR) (TSX: QSP) ("RBI") today announced a joint venture with CPE to unlock the next phase of growth for Burger King in China. The joint venture aims to expand the brand’s footprint in the market from roughly 1,250 restaurants today to over 4,000 by 2035.

Upon close of the transaction, CPE will invest $350 million of new primary capital into the joint venture (“Burger King China” or the “Business”) to support restaurant expansion, marketing, menu innovation, and operations in one of the world’s fastest-growing consumer markets.

CPE is a leading Chinese alternative asset manager with a global perspective and a proven track record of scaling consumer brands in China. It brings deep local market insights, operational excellence, and significant capital to accelerate Burger King China’s growth.

This new chapter builds on the strong momentum the Burger King China team has driven in recent months, with a sharper focus on operations, elevated marketing, improving sales, and renewed guest engagement, creating a strong foundation for the brand’s next stage of growth.

CPE’s investment sets the stage for Burger King China to ramp up development over time, doubling its restaurant count within five years and expanding to more than 4,000 locations by 2035. This accelerated development gives RBI greater visibility to achieve its previously disclosed 5%+ net restaurant growth target toward the end of its 2024–2028 outlook period. In addition, the transaction marks an important step in RBI’s plan to return to a more simplified, highly franchised business.

“China remains one of the most exciting long-term opportunities for Burger King globally. Our recent investments and this joint venture underscore our confidence in the Chinese market,” said Joshua Kobza, CEO of RBI. “CPE is a well-capitalized, proven operator with exceptional leadership and extensive consumer and restaurant experience, making them an ideal partner to fuel the next chapter of Burger King China’s growth. Together, we can unlock the business’s full potential by combining our iconic brand and global scale with CPE’s local market and operational expertise.”

“Burger King is a world-renowned brand with enduring appeal among Chinese consumers,” said Mark Mao, Managing Director of CPE. “Our investment reflects our confidence in Burger King’s long-term potential in China. Leveraging our commitment and deep understanding of the Chinese consumer, we aim to bring Burger King’s flame-grilled burgers to even more guests across the country.”

Following completion of the transaction, CPE will own approximately 83% of the Business and RBI will hold a minority ownership position of approximately 17% along with a seat on the Board of Directors. This aligns with RBI’s strategy of working with experienced local operators and investors to drive profitable growth while maintaining a primarily franchised business model globally.

Under the terms of the transaction, a wholly owned affiliate of Burger King China will sign a 20-year master development agreement, granting it exclusive rights to develop the Burger King brand in China.

Following the transaction, RBI will begin recognizing royalties from the Burger King China business in its International segment, with a step up to the business’s full historical royalty rate over time.

EXHIBIT 99.1

The transaction is expected to close in the first quarter of 2026, subject to customary regulatory approvals.

Advisors
Morgan Stanley & Co. LLC is acting as exclusive financial advisor to RBI and Kirkland & Ellis LLP and Haiwen & Partners are serving as legal advisors to RBI. Morrison & Foerster LLP and JunHe LLP are serving as legal advisors to CPE.

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with over $45 billion in annual system-wide sales and over 32,000 restaurants in more than 120 countries and territories. RBI owns four of the world's most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.

About CPE
CPE is a leading Asia-based alternative asset manager with a global perspective and approximately US$22 billion in assets under management, operating from key financial hubs including Beijing, Shanghai, Hong Kong, Tokyo, New York and Abu Dhabi, maintaining a strategic presence globally. Pursuing a long-term vision and value investment strategy, CPE provides innovative investment solutions to leading firms from the following three key sectors – technology and industrial, consumer and healthcare, infrastructure. Currently with successful long-term performance, CPE's funds under management are supported by over 200 domestic and international institutional investors across North America, Europe, Asia and the Middle East. The core investment team has completed more than 300 investments globally, enabling the firm to accumulate key sector knowledge and a widespread business network. With a solid investment and research process, strong sector expertise and professional portfolio management capabilities, CPE builds long-term relationships with its portfolios in order to drive their value creation and sustainable growth.

Forward-Looking Statements
This press release includes forward-looking statements, which are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions and include statements related to expectations regarding the timing and ability of RBI to close the new Burger King China JV, including the ability to receive regulatory approvals, and the impact of the new joint venture to fund the growth of the Burger King business in China, including the ability to double Burger King’s footprint in five years and to grow Burger King’s footprint to more than 4,000 restaurants by 2035. These forward-looking statements may be affected by risks and uncertainties in the business of RBI and Burger King China and market conditions, and include, without limitation, the following: risks related to competition, macro-economic factors and general risks of doing business in China, the effectiveness of marketing, advertising and digital programs, ability to successfully implement growth strategies, ability to identify and lease sites that meet brand criteria, unforeseen events, fluctuations in interest and currency exchange rates, tariffs, changes in laws and regulations, and geopolitical conflicts. In addition, the ability to close the joint venture and investment is subject to the ability and willingness of each party to fulfill the closing conditions and to receive regulatory approval. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by RBI with the U.S. Securities and Exchange Commission and the Canadian securities regulators, including RBI’s annual report on Form 10-K for the year ended December 31, 2024. RBI cautions readers that certain important factors may have affected and could in the future affect actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made herein. RBI does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
Contacts
Investors: investor@rbi.com
Media: media@rbi.com